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                                                                    Exhibit 1(C)


                      PRUDENTIAL CALIFORNIA MUNICIPAL FUND

                       AMENDED CERTIFICATE OF DESIGNATION

     The undersigned, being the Assistant Secretary of Prudential California Municipal Fund (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 6.9 and Section 9.3 of the Declaration of Trust, dated May 18, 1984, as amended to date (hereinafter referred to as the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees at a meeting duly called and held on May 9, 1996, the Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest, $.01 Par Value, filed with the Secretary of The Commonwealth of Massachusetts on December 30, 1988, as amended to date, the Certificate of Designation dated December 18, 1989 and filed with the Secretary of The Commonwealth of Massachusetts on January 18, 1990 and the Amended and Restated Certificate of Designation dated July 28, 1994 and filed with the Secretary of The Commonwealth of Massachusetts on August 1, 1994, amending the Declaration of Trust are amended effective as of September 16, 1996, to read in their entirety as follows:

     The shares of beneficial interest of the Trust shall be divided into three separate series, each series to have the following special and relative rights:

     (1)  The series shall be designated as follows:

          California Series
          California Income Series
          California Money Market Series

     (2) Each series shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933. Each share of beneficial interest of each series ("share") shall be redeemable, shall be entitled to one vote or fraction thereof in respect of a fractional share on matters on which shares of that series shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that series, and shall be entitled to receive its pro rata share of net assets of that series upon liquidation of that series, all as provided in the Declaration of Trust.

     (3) The shares of beneficial interest of the California Series and the California Income Series are classified into four classes, designated "Class A Shares," "Class B Shares," "Class C Shares" and "Class Z Shares," respectively, of which an unlimited number may be issued. Class A Shares, Class B Shares and Class C Shares of the California Series and the California Income Series outstanding on the date on which the amendments provided for herein become effective shall be and continue to be Class A Shares, Class B Shares and Class C Shares, respectively, of such series.

     (4) The holders of Class A Shares, Class B Shares, Class C Shares and Class Z Shares of each series shall be considered Shareholders of such series, and shall have the relative rights and preferences set forth herein and in the Declaration of Trust with respect to Shares of such series, and

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shall also be considered Shareholders of the Trust for all other purposes
(including, without limitation, for purposes of receiving reports and notices and the right to vote) and, for matters reserved to the Shareholders of one or more other classes or series by the Declaration of Trust or by any instrument establishing and designating a particular class or series, or as required by the Investment Company Act of 1940 and/or the rules and regulations of the Securities and Exchange Commission thereunder (collectively, as from time to time in effect, the "1940 Act") or other applicable laws.

     (5) The Class A Shares, Class B Shares, Class C Shares and Class Z Shares of each series shall represent an equal proportionate interest in the share of such class in the Trust Property belonging to that series, adjusted for any liabilities specifically allocable to the Shares of that class, and each Share of any such class shall have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that the expenses related directly or indirectly to the distribution of the Shares of a class, and any service fees to which such class is subject (as determined by the Trustees), shall be borne solely by such class, and such expenses shall be appropriately reflected in the determination of net asset value and the dividend, distribution and liquidation rights of such class.

     (6) (a) Class A Shares of each series shall be subject to (i) a front-end sales charge and (ii)(A) an asset-based sales charge pursuant to a plan under Rule 12b-1 of the 1940 Act (a "Plan"), and/or (B) a service fee for the maintenance of shareholder accounts and personal services, in such amounts as shall be determined from time to time.

          (b) Class B Shares of each series shall be subject to (i) a contingent deferred sales charge and (ii)(A) an asset-based sales charge pursuant to a Plan, and/or (B) a service fee for the maintenance of shareholder accounts and personal services, in such amounts as shall be determined from time to time.

          (c)  Class C Shares of each series having the same shall be subject to
(i) a contingent deferred sales charge and (ii)(A) an asset-based sales charge pursuant to a Plan, and/or (B) a service fee for the maintenance of shareholder accounts and personal services, in such amounts as shall be determined from time to time.

          (d) Class Z Shares of each series shall not be subject to either an initial or contingent deferred sales charge nor subject to any Rule 12b-1 fee.

     (7) Subject to compliance with the requirements of the 1940 Act, the Trustees shall have the authority to provide that holders of Shares of any series shall have the right to convert said Shares into Shares of one or more other series of registered investment companies specified for the purpose in this Trust's Prospectus for the Shares accorded such right, that holders of any class of Shares of a series shall have the right to convert such Shares into Shares of one or more other classes of such series, and that Shares of any class of a series shall be automatically converted into Shares of another class of such series, in each case in accordance with such requirements and procedures as the Trustees may from time to time establish. The requirements and procedures applicable to such mandatory or optional conversion of any such Shares shall be set forth in the Prospectus in effect with respect to

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such Shares.

     (8) Shareholders of each series and class shall vote as a separate series or class, as the case may be, on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to any series or class as provided in, Rule 18f-2, as from time to time in effect, under the 1940 Act, or any successor rule and by the Declaration of Trust. Except as otherwise required by the 1940 Act, the Shareholders of each class of any series having more than one class of Shares, voting as a separate class, shall have sole and exclusive voting rights with respect to the provisions of any Plan applicable to Shares of such class, and shall have no voting rights with respect to provisions of any Plan applicable solely to any other class of Shares of such series.

     (9) The assets and liabilities of the Trust shall be allocated among the above-referenced series as set forth in Section 6.9 of the Declaration of Trust, except as provided below:

          (a) Costs incurred and payable by the Trust in connection with its organization and initial registration and public offering of shares shall be borne by the California Series (except to the extent that such costs may be fairly allocated to the California Income Series and the California Money Market Series) and shall be amortized for each such series over the period beginning on the date that such costs become payable and ending sixty months after the commencement of operations of the Trust.

          (b) The liabilities, expenses, costs, charges or reserves of the Trust (other than the management fee or the organizational expenses paid by the Trust) which are not readily identifiable as belonging to any particular series shall be allocated among the series on the basis of their relative average daily net assets.

     (10) The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any series now or hereafter created, or to otherwise change the special and relative rights of any such series provided that such change shall not adversely affect the rights of holders of shares of a series.

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     IN WITNESS WHEREOF, the undersigned has set her hand and seal this 11th day of September, 1996.


                                   /s/ S. Jane Rose
                                   -----------------------
                                   S. Jane Rose, Secretary

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                                 ACKNOWLEDGMENT


STATE OF NEW YORK   )
                    )    SS                                 September 11, 1996
COUNTY OF NEW YORK  )


     Then personally appeared before me the above named Deborah A. Docs, Assistant Secretary, and acknowledged the foregoing instrument to be her free act and deed.



                                             /s/ Kathleen M. Dietz Kirchner
                                             ---------------------------------
                                             Notary Public